Free Writing Prospectus to Preliminary Pricing Supplement No. 16,166

Registration Statement Nos. 333-293641; 333-293641-01

Dated May 26, 2026; Filed pursuant to Rule 433

Morgan Stanley

13-Month PLUS Based on the Value of Basket Composed of 5 Indices

This document provides a summary of the terms of the PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	July 2, 2027
Basket:	Basket component S&P®/ASX 200 Index (AS51) FTSE® 100 Index (UKX) Nikkei Stock Average (NKY) Swiss Market Index® (SMI) EURO STOXX 50® Index (SX5E)	Basket component weighting 7.50% 17.50% 25.00% 10.00% 40.00%
We refer to each of the AS51 Index, the UKX Index, the NKY Index, the SMI Index and the SX5E Index as an underlying index and, together, as the underlying indices.
Payment at maturity per PLUS:

If the final basket value is greater than the initial basket value:

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final basket value is less than or equal to the initial basket value:

$1,000 × basket performance factor

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000.

Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Leverage factor:	300%
Basket percent change:	(final basket value – initial basket value) / initial basket value
Initial basket value:

100, which will be equal to the sum of the products of the initial basket component value of each basket component and the applicable multiplier for such basket component, each of which will be determined on the pricing date.

Final basket value:	The basket closing value on the valuation date
Valuation date:	June 29, 2027, subject to postponement for non-index business days and certain market disruption events
Basket performance factor:	Final basket value divided by the initial basket value
Maximum payment at maturity:	$1,173 per PLUS (117.30% of the stated principal amount)
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	May 29, 2026
Original issue date:	June 3, 2026 (3 business days after the pricing date)
CUSIP/ISIN:	61781FN58 / US61781FN581
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226025483/ms16166_424b2-16743.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Basket
The PLUS
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Payment at Maturity on the PLUS
$1,173
Maximum Payment at Maturity
$1,000 Stated Principal Amount
PLUS Zone
-100%
-80%
-60%
-40%
-20%
0%
5.767%
20%
40%
60%
80%
100%
Basket Percent Change

Change in Basket Value	Return on the PLUS
+60.00%	17.30%
+50.00%	17.30%
+40.00%	17.30%
+30.00%	17.30%
+20.00%	17.30%
+10.00%	17.30%
+5.767%	17.30%
+5.00%	15.00%
0.00%	0.00%
-10.00%	-10.00%
-15.00%	-15.00%
-20.00%	-20.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the PLUS

●The PLUS do not pay interest or guarantee return of any principal.

●The appreciation potential of the PLUS is limited by the maximum payment at maturity.

●The market price will be influenced by many unpredictable factors.

●The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the PLUS is not linked to the value of the basket at any time other than the valuation date.

●Investing in the PLUS is not equivalent to investing in the basket components.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the PLUS is $969.40 per PLUS, or within $25.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The PLUS will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS.

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Basket Components

●Changes in the values of the basket components may offset each other.

●There are risks associated with investments in securities linked to the value of foreign equity securities.

●The basket components are not equally weighted.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the PLUS.

●Adjustments to the basket components could adversely affect the value of the PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities– United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.